                                                                    Exhibit 10.2

                                  [LETTERHEAD]

                                                                  April 20, 1999

Mr. James Mullen
Alexander, Wescott & Co., Inc
181 Genesee Street, 6th Floor
Utica, New York, 13501-2106

Dear Mr. Mullen:

      Attached is the signed Agency Agreement for the sale of the Saf T Lok Incorporated ("STL") Convertible 6% Debentures.

      As I mentioned on the phone, we are in the process of freeing up the necessary shares of stock for issuance to the debenture purchasers. Per our conversation we have both agreed that Alexander, Wescott & Co., Inc. ("AWC") will limit solicitation of the debentures to $1,000,000 until AWC receives approval in writing from STL to sell more. Please sign this letter at the bottom to acknowledge your agreement and return a copy to me.

      On April 15, 1999 STL filed the 1998 10KSB which is to be included in the due diligence process by AWC and any of the potential Debenture purchasers. Included with this letter is a copy of the STL 1998 10KSB for AWC to copy and distribute.

      Section 6 of the Agency Agreement requires AWC to ascertain that potential debenture purchasers meet the criteria to be deemed Accredited Investors. While not specifically stated, STL requests AWC to send all information to STL on each potential investor, that AWC deems to be an Accredited Investor, prior to STL issuing any debentures.

      Please call me if you have any questions.

                                             Sincerely,


                                             /s/ William M Schmidt

                                             William M Schmidt
                                             Chief Financial Officer

I have read and agree with the terms of this letter Signed on April 22, 1999


By /s/ James J. Mullen, for Alexander, Wescott & Co., Inc.